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               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549


                            Form 8-K

       Current Report Pursuant to Section 13 or 15(d) of
                   the Securities Act of 1934


Date of Report (date of earliest event reported): June 20, 2000

                          AMG OIL LTD.
     (Exact name of registrant as specified in its charter)


Nevada                   000-30087           N/A
(State or other          (Commission         (I.R.S. Employer
jurisdiction             File Number)        Identification No.)
of incorporation)


                Suite 700, 700 - 6th Avenue, SW
                      Calgary, AB, T2P-0T8
  (Address of Principal Executive Offices, including Zip Code)


                         (403) 531-9718
      (Registrant's Telephone Number, including Area Code)



(Former name or former address, if changed since last report)




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Item 5.  Other Events.

     On June 20, 2000, AMG Oil Ltd. (the "Company") exercised its drilling option in Petroleum Exploration Permit 38256, onshore Canterbury Basin, New Zealand, increasing the Company's interest in the project from 30% to 80%. In exchange the Company has committed to fund all costs associated with the drilling of two exploration wells within Petroleum Exploration Permit 38256.

     The drilling program is scheduled to commence in early September, with the first well being on the Arcadia prospect, and the Ealing well to be drilled immediately upon completion of Arcadia. Both wells are planned to be drilled to approximately 6,000 feet depth, and each will have the Homebush Sandstones as their major target, with several secondary targets both above and below the Homebush Sandstones. The program is scheduled to take 2-3 months to complete.

     Indo-Pacific Energy Ltd., the option grantor and operator of the permit, will continue to hold a 20% interest in Petroleum Exploration Permit 38256. Indo-Pacific Energy Ltd. is related to AMG Oil Ltd. through common directors, officers and a common principal shareholder.

     The Company does not currently have sufficient capital to fund the $2,000,000 estimated cost of drilling the two wells. The Company is in negotiations with private investors in order to raise the capital necessary to carry out the drilling program, however no assurances can be made that sufficient funding will be raised prior to the Company's commitment to begin the drilling program. Should the Company be unable to raise sufficient capital it will be unable to carry out further operations on its sole property, Petroleum Exploration Permit 38256 and would have to relinquish its interest in the permit.


Item 7(c). Exhibits.

The following documents are herein incorporated by reference from the Company's Form 10-SB Registration Statement SEC File #000-30087 as filed with the SEC on March 24, 2000:

                        List of Exhibits

Exhibit No.         Exhibit Description Page No

99.1                PEP 38256 Option Agreement dated June 25, 1998

99.2                Amending Agreement #1, Amendment #2 and
                    Amendment Agreement #3 to PEP 38256 Option
                    Agreement dated December 3, 1998, October 26,
                    1999 and February 23, 2000
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                           SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                         AMG OIL LTD.


Date: June 30,2000
                         By:  /s/ Cameron Fink
                              Cameron Fink
                                   President